November 2015 Pricing Sheet dated November 20, 2015 relating to Preliminary Terms No. 505 dated November 11, 2015 Registration Statement No. 333-199966 Filed pursuant to Rule 433

Structured Investments

Opportunities in U.S. Equities

Contingent Income Auto-Callable Securities due November 25, 2020

All Payments on the Securities Based on the Worst Performing of the Financial Select Sector SPDR® Fund and the Industrial Select Sector SPDR® Fund
Principal at Risk Securities

PRICING TERMS — November 20, 2015
Issuer:	JPMorgan Chase & Co.
ETF Shares:	Shares of the Financial Select Sector SPDR® Fund (the “XLF ETF”) and shares of the Industrial Select Sector SPDR® Fund (the “XLI ETF” and, collectively with the XLF ETF, the “ETFs”) (each share of each ETF, an “ETF Share”)
Aggregate principal amount:	$3,535,000
Early redemption:

If, on any of the determination dates (other than the first, second, third and final determination dates), the closing price of one ETF Share of each ETF is greater than or equal to its initial share price, the securities will be automatically redeemed for an early redemption payment on the first contingent payment date immediately following the related determination date. No further payments will be made on the securities once they have been redeemed.

The securities will not be redeemed early on any contingent payment date if the closing price of one ETF Share of either ETF is below its initial share price on the related determination date.

Early redemption payment:	The early redemption payment will be an amount equal to (i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the related determination date.
Contingent quarterly payment:

•  If, on any determination date, the closing price of one ETF Share of each ETF is greater than or equal to its downside threshold level, we will pay a contingent quarterly payment of $0.1863 (1.8625% of the stated principal amount) per security on the related contingent payment date.

•  If, on any determination date, the closing price of one ETF Share of either ETF is less than its downside threshold level, no contingent quarterly payment will be payable with respect to that determination date. It is possible that one or both of the ETF Shares will remain below their respective downside threshold levels for extended periods of time or even throughout the entire term of the securities so that you will receive few or no contingent quarterly payments.

Payment at maturity:	• If the final share price of each ETF is greater than or equal to its downside threshold level:	(i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the final determination date
	• If the final share price of either ETF is less than its downside threshold level:	(i) the stated principal amount times (ii) the ETF performance factor of the worst performing ETF. This cash payment will be less than 75% of the stated principal amount of the securities and could be zero.
Downside threshold level:	With respect to the XLF ETF: $18.5025, which is equal to 75% of its initial share price With respect to the XLI ETF: $41.55, which is equal to 75% of its initial share price
Stated principal amount:	$10 per security
Issue price:	$10 per security (see “Commissions and issue price” below)
Pricing date:	November 20, 2015
Original issue date (settlement date):	November 25, 2015
Maturity date:	November 25, 2020, subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement no. 4a-I
Terms continued on the following page
Agent:	J.P. Morgan Securities LLC (“JPMS”)
Commissions and issue price:	Price to public(1)	Fees and commissions	Proceeds to issuer
Per security	$10.00	$0.25(2)	$9.70
$0.05(3)
Total	$3,535,000.00	$106,050.00	$3,428,950.00

(1)	See “Additional Information about the Securities — Supplemental use of proceeds and hedging” in the accompanying preliminary terms for information about the components of the price to public of the securities.
(2)	JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions of $0.25 per $10 stated principal amount security it receives from us to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”). See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-87 of the accompanying product supplement no. 4a-I.
(3)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each $10 stated principal amount security.

The estimated value of the securities on the pricing date as determined by JPMS was $9.573 per $10 stated principal amount security. See “Additional Information about the Securities — JPMS’s estimated value of the securities” in the accompanying preliminary terms for additional information.

The securities are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

You should read this document together with the preliminary terms describing the offering and the related product supplement no. 4a-I, underlying supplement no. 1a-I, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information about the Securities” in the accompanying preliminary terms.

Preliminary terms no. 505 dated November 11, 2015: http://www.sec.gov/Archives/edgar/data/19617/000114036115040593/formfwp.htm

Product supplement no. 4a-I dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008407/e61359_424b2.pdf

Underlying supplement no. 1a-I dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008410/e61337_424b2.pdf

Prospectus supplement and prospectus, each dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008397/e61348_424b2.pdf

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free (800) 869-3326.

Contingent Income Auto-Callable Securities due November 25, 2020

Based on the Worst Performing of the Financial Select Sector SPDR® Fund and the Industrial Select Sector SPDR® Fund
Principal at Risk Securities

Terms continued from previous page:
Initial share price:	With respect to each ETF, the closing price of one ETF Share of that ETF on the pricing date, which was $24.67 for the Financial Select Sector SPDR® Fund and $55.40 for the Industrial Select Sector SPDR® Fund
Final share price:	With respect to each ETF, the closing price of one ETF Share of that ETF on the final determination date
Worst performing ETF:	The ETF with the worst ETF performance factor
ETF performance factor:	With respect to each ETF, the final share price divided by the initial share price
Share adjustment factor:	The share adjustment factor of each ETF is referenced in determining the closing price of one ETF Share of that ETF and is set initially at 1.0 on the pricing date. The share adjustment factor of each ETF is subject to adjustment in the event of certain events affecting that ETF. See “The Underlyings — Funds — Anti-Dilution Adjustments” in the accompanying products supplement.
Determination dates:	February 22, 2016, May 20, 2016, August 22, 2016, November 21, 2016, February 21, 2017, May 22, 2017, August 21, 2017, November 20, 2017, February 20, 2018, May 21, 2018, August 20, 2018, November 20, 2018, February 20, 2019, May 20, 2019, August 20, 2019, November 20, 2019, February 20, 2020, May 20, 2020, August 20, 2020 and November 20, 2020, subject to postponement for non-trading days and certain market disruption events.
Contingent payment dates:	With respect to each determination date other than the final determination date, the third business day after the related determination date. The payment of the contingent quarterly payment, if any, with respect to the final determination date will be made on the maturity date.
CUSIP/ISIN:	48127Y326 / US48127Y3264
Listing:	The securities will not be listed on any securities exchange.

November 2015	Page 2